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                                                                     Exhibit 8.2



                                                                  (216) 586-3939

                                  June 29, 2000


M.A. Hanna Company
Suite 36-500
200 Public Square
Cleveland, OH 44114-2304

Gentlemen:

         You have requested our opinion regarding certain U.S. federal income tax consequences to M.A. Hanna Company, a Delaware corporation ("Hanna"), Hanna's stockholders, and certain other parties resulting from the consolidation of Hanna, The Geon Company, a Delaware corporation ("Geon"), and Consolidation Corp., an Ohio corporation ("Consolidation Corp."), with and into a corporation that will be formed under the laws of the State of Ohio, which will be known as PolyOne Corporation ("PolyOne"), pursuant to the Agreement and Plan of Consolidation (the "Consolidation Agreement"), dated as of May 7, 2000, by and between Hanna and Geon. This opinion is being delivered to you pursuant to
Section 6.2(c) of the Consolidation Agreement and addresses certain U.S. federal income tax consequences to Hanna, its stockholders, Geon, Consolidation Corp., and PolyOne resulting from the Consolidation. Capitalized terms used but not defined herein shall have the same meanings as ascribed to such terms in the Consolidation Agreement.

         For purposes of rendering the opinion that follows, we have examined such existing documents and records of Hanna and Geon relating to the matters described below as we have deemed necessary or appropriate, as well as the Consolidation Agreement, other documents relating to the Consolidation, the Joint Proxy Statement that will be sent to Hanna's and Geon's stockholders, and the Tax Certificates, each dated June 29, 2000, delivered to us by Hanna and Geon, respectively, pursuant to Section 5.5(c) of the Consolidation Agreement. We assume that each of the documents that we examined in connection with this matter, which is not a final or executed document or agreement, will be finalized or executed in the form in which we have reviewed it. We confirm, also, that in rendering our opinion herein, we have examined fully all such matters of law as in our judgment we deemed necessary or appropriate to enable us to opine on the questions that you have asked us to consider. In addition, with your permission, we have assumed for purposes of this opinion that:

         (1) The Consolidation will be consummated in accordance strictly with the terms of the Consolidation Agreement, in the form approved by the Boards of Directors of Hanna and Geon on May 7, 2000 and executed by an appropriate officer of each of Hanna and Geon on that date.



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M.A. Hanna Company
June 29, 2000
Page 2


         (2) Consolidation Corp. has been duly incorporated and organized under Ohio law, and Hanna and Geon each own 50 percent of the shares of common stock of Consolidation Corp., which constitutes, and at the Effective Time will constitute, the only class of capital stock of Consolidation Corp. which is outstanding. Prior to the Effective Time Consolidation Corp. will not have engaged in any business activity, will not have any liabilities, and its only asset will consist of the consideration that it received for the shares of its common stock which Consolidation Corp. previously issued to Hanna and Geon.

         (3) At the Effective Time neither Consolidation Corp. nor PolyOne will be an investment company within the meaning of Section 368(a)(2)(F) of the Code, and at the Effective Time neither Consolidation Corp. nor PolyOne will be under the jurisdiction of a court in a Title 11 or similar case within the meaning of
                  Section 368(a)(3)(A) of the Code.

         (4) There is, and at the Effective Time there will be, no intercorporate indebtedness existing between Consolidation Corp. and any of Hanna, Geon or PolyOne that was issued, acquired or which will be settled at a discount.

         (5) The expenses, if any, incurred by Consolidation Corp. in connection with the Consolidation will be paid by Hanna, Geon or PolyOne.

         (6) From and after the Effective Time neither PolyOne nor any person related to PolyOne within the meaning of Treasury Regulation Section 1.368-1(e) will have any plan or intention to purchase or otherwise acquire any of the shares of PolyOne common stock ("PolyOne Common Stock") which PolyOne will issue to the stockholders of Hanna and Geon upon consummation of the Consolidation, and from and after such time neither PolyOne nor any such person related to it within the meaning of Treasury Regulation Section 1.368-1(e) will purchase or otherwise acquire any shares of PolyOne Common Stock following consummation of the Consolidation other than pursuant to an open market stock purchase program which PolyOne may, but has no plan or intention to, institute in the future.

         (7) Following consummation of the Consolidation, PolyOne will, with respect to each of Geon and Hanna, either directly own and continue to operate a significant line of business that Geon or Hanna, as the case may be, was engaged in immediately prior to the Consolidation or directly own and continue to use in its business a significant portion of the historic business




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M.A. Hanna Company
June 29, 2000
Page 3

                  assets that Geon or Hanna, as the case may be, used in its historic business immediately prior to the Consolidation.

         (8) From and after the Effective Time PolyOne will have no plan or intention to sell or otherwise dispose of any of the assets of Geon and Hanna which PolyOne will succeed to and acquire upon consummation of the Consolidation, except for sales or dispositions made in the ordinary course of business.

         Based upon the foregoing, we are of the opinion that:

         (a) The Consolidation will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

         (b) Hanna, Geon, Consolidation Corp. and PolyOne will each be "a party to a reorganization", within the meaning of Section 368(b) of the Code.

         (c) Neither Hanna, Geon, Consolidation Corp. nor PolyOne will recognize any gain or loss for U.S. federal income tax purposes as a result of the Consolidation; and

         (d) No stockholder of Hanna will recognize any gain or loss for U.S. federal income tax purposes as a result of the conversion of his shares of Hanna Common Stock into shares of PolyOne Common Stock upon the Consolidation.

                  No opinion is expressed herein on any issue except those specifically addressed in paragraphs (a) through (d) above, including any issues concerning the U.S. federal income tax consequences to stockholders of Hanna of Hanna's open market purchases of its shares as described in paragraphs (2) and
(3) of the June 29, 2000 Tax Certificate that Hanna delivered to us pursuant to
Section 5.5(c) of the Consolidation Agreement.

                  In rendering the opinion set forth in paragraph (d) above, we would point out to you that there are circumstances in which, pursuant to the Code, a stockholder of a corporation, due to his unique or special situation, may be required to recognize income (but not gain or loss) as a result of exchanging shares of stock in one corporation for stock of another corporation in connection with a "reorganization" (such as employees holding nonvested compensatory stock). The opinion set forth in paragraph (d) above does not address the U.S. federal income tax consequences that may result from the Consolidation to such a stockholder due to his unique or special situation.



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M.A. Hanna Company
June 29, 2000
Page 4



         In rendering this opinion to you, we have assumed (i) that the factual representations set forth in the Tax Certificates and the description of facts set forth in the assumptions recited in the preceding numbered paragraphs of this letter are, and at the Effective Time will be, accurate in all material respects, but we confirm to you that we have made no independent investigation or inquiry whatsoever with respect to the accuracy of such factual representations or the facts set forth in those assumptions, and (ii) that there will be no change between the date hereof and the Effective Time in any fact or circumstance, existing as of the date hereof, with respect to any of Hanna, Geon, their respective affiliates and subsidiaries, Consolidation Corp., and the stockholders of Hanna and Geon which has significance for U.S. federal income tax purposes and is relevant to the matters opined on in paragraphs (a) through
(d) above. It should be noted in this regard that any change in the factual representations set forth in the June 29, 2000 Tax Certificates of Hanna and Geon, or in the assumptions recited above, or in the facts and circumstances with respect to the matters described in clause (ii) of the preceding sentence could materially affect our opinion as expressed herein and possibly render it wholly or partially inapplicable for purposes of determining whether Hanna, Geon, Consolidation Corp., PolyOne and/or the stockholders of Hanna will be entitled to the tax treatment described herein.

         Our opinion is based on the relevant provisions of the Code, administrative interpretations, judicial decisions, and regulations in effect on the date of this letter. These authorities are subject to change, which could be either prospective or retroactive in nature, and we can provide no assurance as to the effect that any such change may have on the opinion that we have expressed above.

         This opinion is being furnished to you solely for the benefit of Hanna and the stockholders of Hanna. We hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment No. 1 to Form S-4 Registration Statement under the Securities Act of 1933 filed with the Securities and Exchange Commission on June 30, 2000 and to the reference to us under the headings "The Consolidation--Material Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement which is included in such Form S-4.

                                              Very truly yours,



                                              /s/ Jones, Day, Reavis & Pogue